JOHN HANCOCK FUNDS III

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT (the “Amendment”) made this 1st day of July, 2016, to the Subadvisory Agreement dated July 15, 2014 (the “Agreement”) between Wellington Management Company LLP, a Massachusetts limited liability partnership, and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.       CHANGE IN APPENDIX A

Appendix A is amended to restate the subadvisory fee schedule for John Hancock International Growth Fund.

2.       EFFECTIVE DATE

The Amendment shall become effective on the late of:

(i)	the date of its execution, and
(ii)	approval of the Amendment by the Board of Trustees of John Hancock Funds III.

3.       DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.       OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By: /s/ Leo Zerilli

Name: Leo Zerilli

Title: Senior Vice President and Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ David Eikenberry

Name: David Eikenberry

Title: Senior Managing Firector

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to assets managed by the Subadviser for each Portfolio, the fee computed separately for such Portfolio assets at an annual rate as follows (the “Subadviser Fee”)

Fund	First $[ ] of Net Assets	Next $[ ] of Net Assets	Next $[ ] of Net Assets	Excess over $[ ] of Net Assets

John Hancock International Growth Fund	[ ]%	[ ]%	[ ]%	[ ]%